Exhibit 99.1

IR-MED’s PressureSafe™ Receives FDA Listing for the Indication of Decision Support Device for Pressure Injuries

●	Marks major milestone prior to launch in U.S. market
●	PressureSafe™ scanner and disposable pack both listed with FDA
●	PressureSafe™ can support early detection of pressure injuries, potentially setting a new standard of care to address a healthcare challenge that costs $26.8 billion annually in the U.S. alone

Rosh Pina, Israel, April 5, 2024 — IR-MED Inc., (“IR-MED” or the “Company”) (OTCQB:IRME), developer of a noninvasive artificial intelligence (AI) driven spectrographic analysis technology platform to address significant healthcare needs, today announced its PressureSafe™ decision support device has received U.S. Food and Drug Administration (FDA) listing or the indication of pressure injuries. PressureSafe™ is classified as a Class I device and is exempt from 510(k) premarket submission.

PressureSafe™ uses infra-red spectroscopy combined with an AI-based algorithm for the early, non-invasive, and skin color agnostic detection of pressure injuries with real-time analysis at the point of care.

“This regulatory milestone is a major step towards the commercial launch in the U.S. and signifies our commitment to advancing patient care and safety through cutting-edge medical devices,” stated Ronnie Klein, IR-MED’s CTO and Interim CEO. “Following our successful usability studies for PressureSafe™ in Israel, we are expanding these studies into the U.S. and expect to commence with a major hospital network in 2024.”

PressureSafe achieved 92% efficacy in the early, non-invasive detection of pressure injuries, regardless of skin color, in a study conducted in Israel with the world’s second largest HMO, Clalit. Nearly 1,500 scans were performed on 154 body locations.

In the U.S. alone, 60,000 patients die every year as a direct result of pressure injuries. Patient care cost per pressure injury ranges from $20,900 up to $151,700, for the 2.5 million patients per year who develop pressure injuries. Pressure injuries are one of the five most common harms experienced by patients and the second most common claim for lawsuits after wrongful death.

Registration of a device establishment or assignment of a registration number does not in any way denote approval of the establishment or its products.

About IR-MED

IR-MED Inc. is developing a noninvasive spectrographic analysis technology platform, allowing healthcare professions to detect, measure and monitor, in real time, different molecules in the blood, in human tissue, and in body fluids without invasive procedures. PressureSafe, the first product under development, is a handheld optical monitoring device that is being developed to support early detection of pressure injuries (PI) to the skin and underlying tissue, regardless of skin tone as it calibrates personally to each patient’s skin.

IR-MED’s technology is being developed to allow accurate readings of biomarkers in a non-invasive method, that may provide caregiver the optimal decision support-system in cases where uncertainties disturb physicians in their decision processes.

IR-MED holds patents protecting its technology and innovations in the noninvasive tissue analysis, and in the modeling and analysis of subcutaneous tissue.

PressureSafe is currently undergoing usability studies at multiple medical centers. It is not yet available for commercial use.

Safe Harbor Statement / Forward-Looking Statements

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For example, IR-Med is using forward-looking statements when it discusses the FDA approval as a step towards a potential commercial launch in the U.S., the Company’s intention to expand its usability studies for PressureSafe™ into the U.S., and the Company’s expectations to commence with a major hospital network in 2024. Statements relating to the future performance of IR-Med are subject to many factors including, but not limited to, the sufficiency or working capital and our ability to raise the capital needed to fund our development efforts, completion of the development and design of PressureSafe device, results of clinical/useability studies and trials, timing of product development, FDA approval/clearance of products in development, customer acceptance of our products in the market, the introduction of competitive products, the impact of any product liability or other adverse litigation, commercialization and technological difficulties, and the other risks identified in our most recent annual report on Form 10-K filed on April 1, 2024 with the Securities and Exchange Commission. Such statements are based upon the current beliefs and expectations of management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information, or otherwise.

Contact:

Sharon Levkoviz, Chief Financial Officer

Tel: +972 (0) 4 6555054